Exhibit 8.1

August 21, 2013

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $31,007,080.10 face amount of Medium-Term Notes, Series K, 8% Equity Linked Securities due August 6, 2014 as described in the Company’s Pricing Supplement No. 359 dated August 14, 2013 (“Pricing Supplement 359”) to the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”) and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Prospectus”) and (ii) $6,200,000 principal amount of Medium-Term Notes, Series K, Notes due August 22, 2018 as described in the Company’s Pricing Supplement No. 361 dated August 16, 2013 (“Pricing Supplement 361”) to the Prospectus Supplement and the Prospectus. We hereby confirm our opinion as set forth under the headings “Risk Factors” in Pricing Supplement 359 and “United States Federal Income Tax Considerations” in Pricing Supplement 359 and Pricing Supplement 361.

We hereby consent to the reference to us under the headings “Risk Factors” in Pricing Supplement 359 and “United States Federal Income Tax Considerations” in Pricing Supplement 359 and Pricing Supplement 361 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP